Exhibit 10

                  Opinion of Barham, Radigan, Suiters & Brown, P.C.

               BARHAM, RADIGAN, SUITERS & BROWN, P.C.
                  Attorneys and Counselors at Law
                    Arlington Executive Building
                    2000 North Fourteenth Street
                     Arlington, Virginia  22201

                         November 26, 1985


  The Rushmore Fund, Inc.
  4922 Fairmont Avenue
  Bethesda, Maryland  20814

  Gentlemen:

     We have acted as counsel for The Rushmore Fund, Inc. (the "Fund"), a Maryland corporation, in connection with its Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 (the "Registration Statement"), and the registration and proposed sale by the Fund to the public, in accordance with the Registration Statement, of an indefinite number of shares of its Common Stock, part value $.001 per share, issuable in five separate classes, as described in the Registration Statement.

     Based upon examination and review of such documents as we have deemed necessary, relevant or appropriate, we are of the opinion that the Common Stock has been duly authorized for issuance by the Fund and, upon issuance and delivery in accordance with the Registration Statement and the Articles of Incorporation of the Fund which are attached as an exhibit thereto, the Common Stock will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                 Very truly yours,

                 BARHAM, RADIGAN, SUITERS & BROWN, P.C.

                 BY:/s/ Charles McDonnell Radigan

                    Charles McDonnell Radigan


  CMR/sed